Attachments to Form N-SAR for HLS Funds

Sub-Item 77K: Changes in Registrant's
Certifying Accountant

	On April 30, 2002, Ernst & Young, LLP
was selected as independent accountants for each of the Hartford HLS Funds' current fiscal year. On that date Arthur Andersen, LLP's engagement as independent accountants for the Funds was terminated. The determination to retain Ernst & Young, LLP and to terminate
Arthur Andersen, LLP's engagement was made by the Board of Directors, upon recommendation of the Audit Committee. The action was not the result of any disagreement or difference of opinion between the Funds or their management and Arthur Andersen LLP. Nor had there been any such disagreements or differences of opinion during the past two fiscal years of the Funds. Each opinion expressed by Arthur
Andersen, LLP on the financial statements of the Funds during the last two fiscal years was unqualified.

	A letter addressed to the Office of the
Chief Accountant at the Securities and Exchange
 Commission was sent on June 4, 2002, which indicated that Arthur Andersen, LLP was in agreement with the above statement, which was included in Registrant's proxy statement dated
June 6, 2002.